Exhibit 14.1

CBEYOND COMMUNICATIONS, INC.

CODE OF ETHICS

The Board of Directors for Cbeyond Communications, Inc. (the “Company”) has adopted this Code of Ethics. This Code of Ethics applies to all of the Company’s directors, officers and employees and all such individuals are required to strictly adhere to the principles as described in this Code of Ethics. While this Code of Ethics covers numerous business principles and practices of the Company, it cannot cover every issue that may arise in which an ethical decision must be made. As a result, this Code of Ethics should be followed along with Company’s other policies and procedures.

I.	Principles:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest and the avoidance of any appearance of impropriety.

•	Full, fair, accurate, timely and understandable disclosure of the Company’s financial results to the Company’s stakeholders in accordance with accepted accounting standards.

•	Compliance with applicable laws, rules and regulations.

•	Prompt internal reporting to an appropriate person or persons identified in this Code of Ethics of any violations of this Code.

•	Accountability for adherence to this Code.

We are committed to acting responsibly as an ethical corporation. In addition to the bare minimum requirements described in this Code of Ethics, all of the Company’s directors, officers, executives, managers and staff are encouraged to consistently look for ways to support this commitment.

II.	Ethical Conduct and Conflicts of Interest

By ethical conduct and the ethical handling of actual or apparent conflicts of interest, this Code intends that we will:

1.	Conduct our personal and professional affairs in a way that avoids both real and apparent conflicts of interest between our interests and those of the Company. Examples of possible conflict of interest situations could include (but are not limited to) the following:

•	Significant ownership interest with a supplier, customer, or competitor of the Company

•	Consulting or employment relationship with a supplier, customer, or competitor of the Company

•	Any outside business activity that has an impact on the time and attention spent on the Company’s responsibilities;

•	Service on the board of directors or trustees of an entity whose interests would be expected to conflict with those of the Company.

2.	Refrain from engaging in any activity that could compromise our professional ethics or give the appearance of such a compromise.

3.	Encourage open and honest communication with full disclosure to senior management and the Board of Directors regarding all information that reflects on the financial status of the Company, including communication about client relationships, project status and financial matters.

4.	Ensure that this approach to open, honest, and fully disclosed information is understood by and encouraged in all staff members.

5.	Adhere at all times to requirements to maintain the confidentiality of the Company and the Company’s customers’ information.

III.	Compliance with Insider Trading Laws

Employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company. In addition, employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, nonpublic information. Employees who obtain material nonpublic information about another company in the course of their employment with the Company are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

IV.	Gifts

The Company recognizes that gifts and business entertainment can be a reasonable and appropriate part of a business relationship. However, while offering or receiving gifts and entertainment can be acceptable in cultivating business relationships, discretion and good judgment must be exercised at all times. Gifts and/or entertainment should never be offered or received unless they are reasonable, customary and proper under the circumstances as determined from time to time by the Board of Directors in its discretion. Gifts or entertainment should never be given or received in order to gain an unfair business or staffing advantage or if it could be construed in any way as a violation of any law. Gifts or entertainment should never be given or received without a clear discernable business requirement.

V.	Company Records

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosure to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, contract status, project information and all other records maintained in the ordinary course of business.

All company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited.

VI.	Disclosure of Results

We intend that all disclosures of financial results be free of material defects and clearly and correctly depict the Company’s financial status at the time. Further, these results will be prepared in a timely manner and be presented in an understandable form that will fully disclose all of the material results. To meet this obligation, we will:

•	Completely disclose all material information regarding our operations, our customer relationships, our project status, and any other material that might reasonably be needed to develop a full picture of the financial status of the business units we have responsibility for, and that all customer or vendor confidentiality agreements are communicated to all involved third parties and employees.

•	Ensure that appropriate systems and procedures are in place to collect this financial information.

•	Review and analyze the information we are responsible for to verify that it is correct.

Further, we will fully disclose all relevant information about the integrity of the financial reporting process, financial systems, and financial data necessary for the proper and effective conduct of the audit. We will ensure that all of the Company’s external reporting requirements are met in a timely manner.

VII.	Compliance with Laws

In the course of conducting our business, we are firmly committed to comply with all locally applicable laws and regulations.

VIII.	Internal Reporting of Violations

Any officer who becomes aware of any existing or potential breach of this code of ethics is required to notify the President and Chief Executive Officer (“CEO”) or the Chairman of the

Board of Directors. Their contact information is attached to the end of this Code. Failure on the part of an officer to promptly deliver such notice is a breach of this Code.

Any staff member who becomes aware of such a breach or potential breach is encouraged to make a report of the following: the President and CEO, the Chairman of the Board or any corporate officer as it seems most appropriate depending on the nature of the breach.

An officer who receives such a report has a duty to fairly interpret the information presented and make a determination as to whether a breach has or might occur. If such officer determines that a breach has or potentially will occur, then he must act as described above.

Every officer has a further duty not to take any retaliatory action against the employee who delivers notice of a breach or potential breach.

IX.	Accountability for Adherence

All reported breaches or potential breaches will be investigated by the President and CEO and the Chairman of the Board of Directors, who will take such actions as they deem appropriate in the investigation and if necessary, remediation of the situation. Disciplinary actions resulting from breaches to this Code of Ethics may include dismissal. In the event of criminal or other serious violations of the law, these actions could also be subject to notification of the appropriate legal body.

X.	Changes to the Code of Ethics

Changes to this Code of Ethics must be approved by the Board of Directors.

James F. Geiger

Chairman of the Board, President & CEO

Cbeyond Communications, Inc.

Tel: +1 678-424-2400

eMail: jim.geiger@cbeyond.net

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

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